Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANING FIRM

We have issued our reports dated February 29, 2012, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of McGrath RentCorp and Subsidiaries on Form 10-K for the year ended December 31, 2011. We hereby consent to the incorporation by reference of said reports in the Registration Statements of McGrath RentCorp and Subsidiaries on Forms S-8 (File No. 333-06112, effective November 27, 1996, File No. 333-74089, effective March 9, 1999, File No. 333-151815, effective June 20, 2008, and File No. 333-161128, effective August 6, 2009).

/s/ Grant Thornton LLP

San Francisco, California

February 29, 2012